Exhibit 99.1

Contact:

Media: Hugh Imhof (509) 495-4264 hugh.imhof@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Earnings for the Second Quarter and Year-to-Date 2007

SPOKANE, Wash. – August 1, 2007, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income of $14.2 million, or $0.26 per diluted share, for the second quarter of 2007, as compared to net income of $13.5 million, or $0.27 per diluted share, for the second quarter of 2006. For the six months ended June 30, 2007, Avista Corp.’s net income was $28.3 million, or $0.53 per diluted share, a decrease compared to net income of $45.0 million, or $0.91 per diluted share, for the six months ended June 30, 2006.

“This is a year of repositioning for our company, with a focus on the future of our utility operations,” said Avista Chairman and Chief Executive Officer Gary G. Ely. “The most significant event to date is the completion of the sale of substantially all of Avista Energy’s contracts and ongoing operations to Coral Energy Holding, L.P. This transaction lowers our corporate risk profile and should increase the stability of our earnings. Over time, we plan to strategically deploy the majority of the proceeds from the transaction into our utility operations.

“Given the net loss at Avista Energy, as well as other variables that have worked against us in our utility operations, such as weather and the timing of hydroelectric generation, our consolidated earnings for the year will be below our original expectations,” Ely said.

Results for the second quarter of 2007 and the six months ended June 30, 2007 (YTD), as compared to the respective periods of 2006:

($ in thousands, except per-share data)	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Operating Revenues	$304,005	$287,394	$763,192	$786,596
Income from Operations	$40,218	$42,578	$79,155	$113,516
Net Income	$14,183	$13,459	$28,277	$45,031
Net Income (Loss) by Business Segment:
Avista Utilities	$17,257	$16,879	$37,184	$43,051
Energy Marketing & Resource Management	$(3,938)	$(4,610)	$(11,561)	$436
Advantage IQ	$1,310	$1,558	$2,894	$2,985
Other	$(446)	$(368)	$(240)	$(1,441)
Contribution to earnings per diluted share by Business Segment:*
Avista Utilities	$0.32	$0.34	$0.70	$0.87
Energy Marketing & Resource Management	$(0.07)	$(0.09)	$(0.22)	$0.01
Advantage IQ	$0.02	$0.03	$0.05	$0.06
Other	$(0.01)	$(0.01)	$—	$(0.03)
Total earnings per diluted share	$0.26 *	$0.27 *	$0.53	$0.91

*	Although net income increased for the second quarter 2007 as compared to the second quarter of 2006, earnings per diluted share decreased primarily due to the issuance of 3,162,500 shares of common stock in December 2006.

Second Quarter and Year-to-date 2007 Highlights

Avista Utilities: The increase in second quarter 2007 net income over the second quarter of 2006 was primarily due to decreases in interest expense and taxes other than income taxes. This was partially offset by a decrease in gross margin (operating revenues less resource costs) and an increase in other operating expenses. The decrease in gross margin was primarily due to the difference in electric resource costs as compared to the amount included in base retail rates. We recognized a benefit of $0.8 million under the Washington Energy Recovery Mechanism (ERM) for the second quarter of 2007 compared to a benefit of $2.0 million under the ERM for same period in 2006. The decrease in gross margin for the quarter was also due to a decline in use per customer and a corresponding decrease in retail sales volumes for both electric and natural gas. This appears to be primarily due to warmer than normal weather during the heating season and our customers’ response to price increases, particularly with respect to natural gas use.

On a year-to-date basis, utility earnings decreased as compared to the same period in 2006. This was primarily due to a decrease in gross margin as well as an increase in other operating expenses. This was partially offset by a decrease in interest expense. The decline in gross margin was primarily due to the difference in electric resource costs as compared to the amount included in base retail rates. On a year-to-date basis, we recognized an expense of $2.4 million under the ERM compared to a benefit of $7.2 million under the ERM for the same period in 2006.

In our original earnings guidance, we expected to absorb about $6 million of costs under the ERM for the full year of 2007. Although we are expecting annual hydro generation to be near normal for 2007, the timing of the spring runoff, outages at generating plants, below normal hydro generation in May and June, and higher than anticipated purchased power and fuel costs lead us now to expect to absorb approximately $8 million of costs under the ERM for the full year of 2007.

In April 2007, we filed a general rate case in Washington requesting rate increases averaging 15.9 percent for electric and 2.3 percent for natural gas. The current schedule from the Washington Utilities and Transportation Commission (WUTC) anticipates an order in the general rate case on or before March 1, 2008.

Advantage IQ: Earnings from Advantage IQ for the second quarter and year-to-date 2007 were slightly below our original expectations primarily due to expenses incurred for consulting services during the second quarter. These consulting costs, which should create value over the next few years, were not considered in our original earnings guidance for Advantage IQ. We are implementing certain strategic investments at Advantage IQ aimed at creating long-term value that will increase operating and capitalized costs in the short-term. This could limit earnings growth from this segment in 2007, while enhancing the long-term profit potential of Advantage IQ.

Other: Results from the Other segment were close to break-even for year-to-date 2007, an improvement from the comparable period of 2006. This was primarily due to net gains on certain long-term venture fund investments in 2007 as compared to net losses in 2006.

Energy Marketing and Resource Management: On June 30, 2007, Avista Energy completed the sale of substantially all of its contracts and ongoing operations to Coral Energy Holding, L.P., a subsidiary of Shell, and certain of Coral Energy’s subsidiaries. Completion of this transaction effectively ends substantially all of the operations of this business segment. The lower than expected results from this segment were primarily due to:

•	underperformance on the power side of the business;

•	losses on a power purchase agreement related to a natural gas-fired combined cycle combustion turbine plant in northern Idaho;

•

the difference between the estimated market value and the required accounting for certain contracts and physical assets under management, which accounted for over one-half of Avista Energy’s net loss; and

•	a loss on the net assets sold to Coral Energy.

Liquidity and Capital Resources: For the remainder of 2007, we expect net cash flows from operating activities, proceeds from the Avista Energy transaction and our committed line of credit to provide adequate resources to fund:

•	capital expenditures;

•	maturing long-term debt and preferred stock;

•	dividends; and

•	other contractual commitments.

Proceeds from the sale of Avista Energy’s net assets to Coral Energy together with the liquidation of Avista Energy’s remaining net current assets (primarily receivables, restricted cash and deposits with counterparties) are expected to result in total proceeds of approximately $170 million to be received in the third quarter of 2007. As of the end of July, we have received most of these funds. Over time, we plan to redeploy the majority of the proceeds from the transaction into our regulated utility operations. We plan to continue to invest in generation, transmission and distribution systems with a focus on providing reliable and cost-effective service to our customers.

Utility capital expenditures were $92 million for the six months ended June 30, 2007. We expect utility capital expenditures to be in the range of $180 to $190 million for 2007 and over $200 million in each of 2008, 2009 and 2010.

Earnings Guidance and Outlook

At this time, we are revising our guidance for Avista Utilities downward by $0.10 per diluted share to a range of $1.00 to $1.10 per diluted share for 2007. The decrease is primarily due to our expectation of absorbing higher costs under the ERM and lower retail loads. As disclosed in February 2007, we were expecting to be at the lower end of our original guidance of $1.10 to $1.20 per diluted share as the WUTC denied our request for rate relief in December 2006. These negative factors are partially offset by the deployment of proceeds from the Avista Energy transaction primarily through the repayment of borrowings under our committed line of credit and the short-term investment of excess funds. The outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation during the second half of the year.

The 2007 outlook for our Energy Marketing and Resource Management segment has been revised to a loss of $0.22 per diluted share. The loss from this segment reflects the operating loss for the first half of 2007 and the loss on the sale of substantially all of Avista Energy contracts and ongoing operations. With the completion of the transaction, we are not expecting any significant activity in this segment for the second half of 2007.

We are making a slight revision to our guidance for Advantage IQ to a contribution range of $0.11 to $0.13 per diluted share, a change from our previous guidance of $0.13 to $0.14 per diluted share. This decrease is primarily due to expenses for consulting services during the second and third quarters. We expect the Other business segment to lose $0.02 per diluted share.

Based on the revisions to each segment, we are revising our guidance for 2007 consolidated earnings to be in a range of $0.85 to $1.00 per diluted share.

Avista is initiating its 2008 guidance for consolidated earnings to be in the range of $1.35 to $1.55 per diluted share. We expect Avista Utilities to contribute in the range of $1.20 to $1.40 per diluted share for 2008. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation, as well as the implementation of the Washington general rate case in March 2008. We expect Advantage IQ to contribute in a range of $0.13 to $0.15 per diluted share and the Other business segment to be between break-even and a loss of $0.03 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on August 1, 2007, at 10:30 a.m. EDT to discuss this news release. The call is available at (866) 356-3093, passcode: 61018964. A replay of the conference call will be available through Wednesday, August 8, 2007. Call (888) 286-8010, passcode 65938322 to listen to the replay. A simultaneous webcast of the call is available on our website, www.avistacorp.com.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 345,000 electric and 304,000 natural gas customers in three Western states. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, our current plans or objectives for future operations, future hydroelectric generation projections and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash needed to purchase electricity, natural gas for our retail customers and natural gas fuel for electric generation, and the value of surplus energy sold, as well as the market value of derivative assets and liabilities; volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs that we have deferred; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies concerning us or affecting directly or indirectly our operations; the potential effects of any legislation or administrative rulemaking passed into law, including the possible adoption of national, regional, or state restrictions on greenhouse gas emissions and global warming; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; the potential impact of changes to electric transmission ownership, operation and governance, such as the formation of one or more regional transmission organizations or similar entities; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for future terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in future economic conditions in our service territory and the United States in general, including inflation or deflation and monetary policy; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which we purchase and/or sell capacity or energy; changes in the creditworthiness of our customers and energy trading counterparties; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the effect of any change in our credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; increasing health care costs and the resulting effect on health insurance premiums paid for our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology quickly obsolete; changes in tax rates and/or policies; and changes in our strategic business plans and/or our subsidiaries, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2007. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

-0742-

To unsubscribe from Avista’s news release distribution, send reply message to debbie.simock@avistacorp.com

AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Six Months Ended June 30,
	2007	2006	2007	2006
Operating revenues	$304,005	$287,394	$763,192	$786,596

Operating expenses:
Resource costs	153,906	140,282	461,619	462,014
Other operating expenses	72,363	64,787	138,540	126,825
Depreciation and amortization	22,468	21,424	44,833	43,852
Utility taxes other than income taxes	15,050	18,323	39,045	40,389

Total operating expenses	263,787	244,816	684,037	673,080

Income from operations	40,218	42,578	79,155	113,516

Other income (expense):
Interest expense, net of capitalized interest	(20,793)	(23,329)	(41,860)	(46,653)
Other income—net	3,547	2,078	7,258	4,553

Total other income (expense)—net	(17,246)	(21,251)	(34,602)	(42,100)

Income before income taxes	22,972	21,327	44,553	71,416
Income taxes	8,789	7,868	16,276	26,385

Net income	$14,183	$13,459	$28,277	$45,031

Weighted-average common shares outstanding (thousands), basic	52,775	48,958	52,736	48,877

Weighted-average common shares outstanding (thousands), diluted	53,313	49,694	53,324	49,498

Total earnings per common share, basic	$0.27	$0.27	$0.54	$0.92

Total earnings per common share, diluted	$0.26	$0.27	$0.53	$0.91

Dividends paid per common share	$0.150	$0.140	$0.295	$0.280

Issued August 1, 2007

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$103,302	$28,242
Restricted cash	3,621	29,903
Accounts and notes receivable	187,639	286,150
Current energy commodity derivative assets	—	343,726
Other current assets	266,627	344,253
Total net utility property	2,267,618	2,215,037
Non-utility properties and investments-net	57,505	60,301
Non-current energy commodity derivative assets	—	313,300
Other property and investments-net	61,671	60,030
Regulatory assets for deferred income taxes	103,363	105,935
Regulatory assets for pensions and other postretirement benefits	52,814	54,192
Other regulatory assets	34,518	31,752
Non-current utility energy commodity derivative assets	31,960	25,575
Power and natural gas deferrals	77,025	97,792
Unamortized debt expense	43,275	46,554
Other deferred charges	14,192	13,766

Total Assets	$3,305,130	$4,056,508

Liabilities and Stockholders’ Equity
Accounts payable	$179,589	$286,099
Current energy commodity derivative liabilities	—	313,499
Current portion of long-term debt	307,720	26,605
Current portion of preferred stock (subject to mandatory redemption)	26,250	26,250
Short-term borrowings	16,000	4,000
Other current liabilities	254,792	288,756
Long-term debt	655,377	949,854
Long-term debt to affiliated trusts	113,403	113,403
Non-current energy commodity derivative liabilities	—	309,990
Regulatory liability for utility plant retirement costs	203,242	197,712
Pensions and other postretirement benefits	99,120	103,604
Deferred income taxes	425,199	459,756
Other non-current liabilities and deferred credits	97,848	62,455

Total Liabilities	2,378,540	3,141,983

Common stock—net (52,826,120 and 52,514,326 outstanding shares)	720,349	715,620
Retained earnings and accumulated other comprehensive loss	206,241	198,905

Total Stockholders’ Equity	926,590	914,525

Total Liabilities and Stockholders’ Equity	$3,305,130	$4,056,508

Issued August 1, 2007

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Second Quarter		Six Months Ended June 30,
	2007	2006	2007	2006
Avista Utilities
Retail electric revenues	$126,612	$126,394	$278,472	$271,788
Retail kWh sales (in millions)	1,999	2,011	4,376	4,303
Retail electric customers at end of period	344,928	339,091	344,928	339,091

Wholesale electric revenues	$32,790	$33,278	$59,098	$72,429
Wholesale kWh sales (in millions)	677	929	1,019	1,404

Sales of fuel	$6	$8,310	$8,149	$39,247
Other electric revenues	$4,401	$4,513	$8,258	$11,038

Retail natural gas revenues	$63,564	$63,019	$241,137	$229,980
Wholesale natural gas revenues	$37,757	$19,682	$81,291	$50,897
Transportation and other natural gas revenues	$2,867	$2,880	$5,858	$5,987
Total therms delivered (in thousands)	137,173	121,150	383,792	342,774
Retail natural gas customers at end of period	304,444	298,490	304,444	298,490

Income from operations (pre-tax)	$45,938	$49,338	$96,092	$112,250
Net income	$17,257	$16,879	$37,184	$43,051

Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$1,012	$(3,881)	$(7,306)	$7,534
Realized gross margin	$4,673	$12,197	$17,288	$17,472
Unrealized gross margin	$(3,661)	$(16,078)	$(24,594)	$(9,938)
Loss from operations (pre-tax)	$(7,491)	$(8,906)	$(21,071)	$(2,586)
Net income (loss)	$(3,938)	$(4,610)	$(11,561)	$436
Electric sales (millions of kWhs)	4,371	6,891	8,715	13,870
Natural gas sales (thousands of dekatherms)	16,557	46,367	43,447	96,530

Advantage IQ
Revenues	$11,415	$9,545	$22,414	$18,622
Income from operations (pre-tax)	$2,185	$2,563	$4,761	$4,962
Net income	$1,310	$1,558	$2,894	$2,985

Other
Revenues	$5,195	$5,458	$9,708	$10,751
Loss from operations (pre-tax)	$(414)	$(417)	$(627)	$(1,110)
Net loss	$(446)	$(368)	$(240)	$(1,441)

Issued August 1, 2007